Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-198205) of Live Venture Incorporated of our report dated April 5, 2023, with respect to our audit of the combined financial statements of Flooring Liquidators, Inc. and Affiliated Companies as of and for the years ended June 30, 2022 and 2021, which appear on this Form 8-K/A.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

April 5, 2023